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                                                                  Exhibit 10(c)
                                                                  ORDER 99-12-28


                            UNITED STATES OF AMERICA
                          DEPARTMENT OF TRANSPORTATION
                             OFFICE OF THE SECRETARY
                                WASHINGTON, D.C.

                   Issued by the Department of Transportation
                        on the 29th day OF DECEMBER, 1999


Essential Air Service at                                Served:  January 3, 2000

     EL DORADO/CAMDEN, ARKANSAS                          DOCKETS:  OST-1997-2935
     JONESBORO, ARKANSAS
     HARRISON, ARKANSAS
     HOT SPRINGS, ARKANSAS

     ENID, OKLAHOMA                                                OST-1997-2401
     PONCA CITY, OKLAHOMA

     BROWNWOOD, TEXAS                                              OST-1997-2402

     under 49 U.S.C. 41731 et seq.


                            ORDER RESELECTING CARRIER
                         AND ESTABLISHING SUBSIDY RATES


SUMMARY

By this order, the Department reselects Big Sky Transportation, d/b/a Big Sky Airlines (Big Sky), to provide subsidized essential air service (EAS) at E1 Dorado/Camden, Jonesboro, Harrison, and Hot Springs, Arkansas, Enid and Ponca City, Oklahoma, and Brownwood, Texas, for a new two-year rate term at a combined subsidy rate of $6,712,448 annually effective December 1, 1999, through November 30, 2001. (See Appendix A for a map.)

BACKGROUND

Big Sky has provided EAS at these seven communities since late November 1998, under Order 98-10-9, October 7, 1998, when it was selected to replace Aspen Mountain Air (AMA), at all seven communities. AMA had experienced severe financial problems and filed for protection under Chapter 11 of the bankruptcy laws. AMA shortly thereafter informed the Department that because of its ongoing financial situation it intended to suspend service at the seven communities as soon as a replacement carrier could be found. Consequently, the Department requested emergency replacement service and selected Big Sky to provide service at the seven communities at the same service levels and subsidy rates as AMA's. All service is provided with 19-seat Metro aircraft. Big Sky's current subsidy rates and service levels for the seven communities expired November 30, 1999.


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Under our normal procedures when nearing the end of a rate term, we contact the incumbent carrier to determine whether it is interested in continuing service and whether it will continue to require subsidy. If the carrier wishes to continue service with subsidy, we usually negotiate a new subsidy rate with the carrier, issue an order tentatively reselecting it for a new two-year rate term at the agreed-to rate, and direct other parties to show cause why we should not finalize our tentative decision. Other carriers are then invited to submit competing proposals in response to the show-cause order, and if any such proposals are received, we process them as a competitive case. Although Big Sky had advised us that it was interested in continuing to provide subsidized service at all seven points, in this case, two other carriers expressed an interest in providing EAS at these communities--Merlin Express, located in San Antonio, Texas, and Casino Airlines, in Shreveport, Louisiana. Under those circumstances and our program policy, we issued an order requesting proposals from all interested carriers to provide essential air service at the seven communities.

PROPOSALS

We received a proposal from only one carrier, Big Sky Airlines. The carrier proposes to provide EAS at all seven communities with 19~seat Metro aircraft at the same service level it is currently providing and at the annual subsidy rates as follows:

                                                              ROUND TRIPS
                                                              EACH WEEKDAY
COMMUNITY                        HUB                          AND WEEKEND         ANNUAL SUBSIDY RATE
---------                       -----                         -----------         -------------------
E1 Dorado                   Dallas (nonstop)                     Three            ELD and JBR
Jonesboro                   Dallas (via El Dorado)               Two              $1,651,137


Harrison                    St. Louis (via Mountain Home) &      Two
                            Dallas (via Hot Springs)             Two

Hot Springs                 St. Louis (via Mountain Home &       Two              Harrison and
                            Harrison)and                                           Hot Springs
                            Dallas (nonstop)                     Three            $2,251,181 (1)


Enid                        Dallas (via Ponca City)              Four             Enid and Ponca
Ponca City                  Dallas (via Enid)                    Four             City--$1,944,244

Brownwood                   Dallas (nonstop)                     Three            $865,886



COMMUNITY COMMENTS

We have not received any formal comments from the communities; however, we have informally discussed Big Sky's proposed service with civic officials from Jonesboro, El Dorado, and Enid. Both Jonesboro and Enid were satisfied with Big Sky's proposed service except that Jonesboro requested service to St. Louis in addition to its subsidized Dallas service. During the past year,

(1) The St. Louis service is provided over the intermediate point Mountain Home. Mountain Home is not an essential air service community.



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                                       3

Big Sky experimented with providing one round trip a day in the Jonesboro-St. Louis market. That service proved to be unprofitable and has been suspended by Big Sky.(2) El Dorado has complained that Big Sky's service has been unreliable in that too many flights have been cancelled.

DECISION

We have reviewed Big Sky's proposal and find that the proposed service will meet the essential air service requirements for the seven communities and that its subsidy request is reasonable. Thus, we will reselect Big Sky to provide essential air service at Brownwood, Enid, Ponca City, Harrison, Hot Spring, Jonesboro and E1 Dorado for another two-year period through November 30, 2001, at a combined annual subsidy rate of $6,712,448.(3)

The combined rate we are authorizing here is above the current rate by about $380,000, principally because traffic in most markets has been depressed over the past several years. While we are concerned about any increase in subsidy rates, there are extenuating circumstances regarding these seven communities. In late 1995, the Department implemented program-wide service cuts as a result of Congressional reductions in fiscal year 1996 funding for the EAS program.(4) Subsidy levels in all markets (except Alaska), including these seven communities were cut to support only ten round trips a week in order to keep spending within Congressional budget levels. Beginning in fiscal year 1998 (effective October 1,
1997), Congress authorized funds necessary to restore service compliance with the statutory EAS requirements established in the Airport and Airway Safety and Capacity Expansion Act of 1987.(5) Toward the end of 1997 and early 1998, carriers began phasing in the required service upgrades. Not long after service had been restored at these seven communities the incumbent carrier, Aspen Mountain Air, began having financial troubles and its service became unreliable and was finally terminated in November 1998. As we explained above, although Big Sky was selected to provide replacement service, AMA's suspension occurred before Big Sky was fully prepared to commence service and, consequently, Big Sky was unable initially to implement a full service pattern. In a further development, Big Sky, along with several other commuter carriers, suffered a heavy loss of pilots to larger air carriers, which forced flight cancellations, especially in mid-1999. Thus, in view of this succession of disruptive developments, service at these communities has only recently become fully reliable. For that reason, Big Sky has been understandably reluctant to project much increase in traffic at the communities. In these circumstances, although we are concerned that the subsidy rate in total is increasing, we find Big Sky's revenue projections and subsidy-need estimate reasonable.

As a final matter, we have earmarked a specific dollar amount for local advertising in Big Sky's subsidy rates and we fully expect the carrier to use that amount as proposed to continue to promote its service at these essential air service communities.

(2) Although St. Louis is not part of Jonesboro's EAS definition, Big Sky offered the St. Louis service for about a six-month period between July and December. In light of the fact that not many passengers used the St. Louis service, at this time we are not prepared to expand Jonesboro's EAS definition.

(3) See Appendix B for details of Big Sky's subsidy calculation.

(4) See Orders 95-11-28, November 17, 1995, and 96-2-1, February 2, 1996.

(5) These funds are provided for by the Rural Air Service Survival Act, which was part of the FAA reauthorization legislation, enacted in 1996.


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CARRIER FITNESS

49 U.S.C. 41737(b) and 41738 require that we find an air carrier fit, willing and able to provide reliable service before we compensate it for providing essential air service. We last reviewed Big Sky's fitness by Order 98-9-12, September 14, 1998, in connection with its selection at seven Montana points, and Order 98-10-9, October 7, 1998, in connection with its selection at the seven points in Arkansas, Oklahoma, and Texas. The Department routinely monitors the carrier's continuing fitness, and no information has come to our attention that would lead us to question their ability to operate in a reliable manner. We contacted the FAA Flight Standards District Office in Montana that oversees Big Sky's operations and they have advised us that Big Sky is conducting its operations in accordance with its regulations, and that it knows of no reason why we should not find that Big Sky Airlines remains fit. Based on our review of its most recent submissions, we find that Big Sky Airlines continues to have available adequate financial and managerial resources to maintain reliable service at the seven communities in Arkansas, Oklahoma, and Texas, and that it continues to possess a favorable compliance disposition.

This order is issued under authority delegated in 49 CFR 1.56a(f).

ACCORDINGLY,

1. The Department selects Big Sky Airlines to provide essential air service at El Dorado/Camden, Jonesboro, Harrison, and Hot Springs, Arkansas; Enid and Ponca City, Oklahoma; and Brownwood, Texas, at the service levels and subsidy rates described in Appendix C, from December 1, 1999, through November 30, 2001;

3. The Department sets the final rates of compensation for Big Sky Airlines for the provision of essential air service at E1 Dorado/Camden, Jonesboro, Harrison, and Hot Springs, Arkansas; Enid and Ponca City, Oklahoma; and Brownwood, Texas, as described in Appendix C, from December 1, 1999, through November 30, 2000, payable as follows: for each calendar month during which essential air service is provided, the amount of compensation shall be subject to the ceilings per week set forth in Appendix C, and shall be determined by multiplying the subsidy-eligible arrivals and departures flown during the month by the following amounts;(6)

Enid and Ponca City:                        $408.63
Brownwood:                                  $485.36
El Dorado and Jonesboro:                    $555.19
Hot Springs and Harrison:                   $420.62


3. We find that Big Sky Airlines continues to be fit, willing, and able to operate as a commuter air carrier and capable of providing reliable essential air service at E1 Dorado/Camden, Jonesboro, Harrison, and Hot Springs, Arkansas; Enid and Ponca City, Oklahoma; and Brownwood, Texas;

(6) See Appendix B for the calculation of these rates, which assumes the use of the aircraft designated. If the carrier reports a significant number of aircraft substitutions, a revision of these rates may be required.



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4. We direct Big Sky Airlines to retain all books, records, and other source and summary documentation to support claims for payment, and to preserve and maintain such documentation in a manner that readily permits its audit and examination by representatives of the Department. Such documentation shall be retained for seven years or until the Department indicates that the records may be destroyed. Copies of flight logs for aircraft sold or disposed of must be retained. The carriers may forfeit their compensation for any claim that is not supported under the terms of this order;

5. These dockets will remain open until further order of the Department; and

6. We will serve a copy of this order on the Mayors and airport managers of E1 Dorado, Camden, Jonesboro, Harrison, and Hot Springs, Arkansas, Enid and Ponca City, Oklahoma, and Brownwood, Texas, the States' Departments of Transportation, and Big Sky Airlines.

By:

(SEAL)

                                A. BRADLEY MIRES
                                Deputy Assistant Secretary for Aviation
                                and International Affairs

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